Exhibit 21


                              LIST OF SUBSIDIARIES


                Name                                      State of Incorporation
                ----                                      ----------------------

Vodavi Communications Systems, Inc.                              Arizona

Vodavi-CT, Inc.(1)                                               Arizona

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(1)  Vodavi-CT,  Inc.  is a wholly  owned  subsidiary  of Vodavi  Communications
     Systems, Inc.